                                VOTING AGREEMENT

                 This VOTING AGREEMENT dated as of March 26, 1997 is made and entered into by and among The Hearst Corporation, a Delaware corporation ("Parent"), Argyle Television Partners, L.P., a Delaware limited partnership (the "Stockholder"), and Argyle Communications, Inc., a Texas corporation (the "General Partner").

                 WHEREAS, Parent, HAT Merger Sub, Inc. ("Merger Sub"), HAT Contribution Sub, Inc. ("Parent's Sub") and Argyle Television, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the contributions of certain assets by Parent and Parent's Sub to the Company and the merger of Merger Sub with and into the Company (the "Merger");

                 WHEREAS, the Stockholder owns in the aggregate 36,000 shares of Series B Common Stock, par value $0.01 per share, of the Company (the "Series B Common Stock"); such shares of Series B Common Stock, as such shares may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, being referred to herein as the "Subject Shares";

                 WHEREAS, the General Partner is the sole general partner of the Stockholder;

                 WHEREAS, the General Partner and the Stockholder have adopted a plan of liquidation of the Stockholder (the "Liquidation Plan") providing for the distribution of the Series B Common Stock to the partners of the Stockholder in accordance with the terms of the Stockholder's Limited Partnership Agreement;

                 WHEREAS, although the Stockholder desires to effectuate the Liquidation Plan as soon as practicable, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement; and

                 WHEREAS, on behalf of the partners of the Stockholder, the General Partner and the Stockholder have agreed that they will not effectuate the Liquidation Plan until immediately after the Company Stockholder Approval (as defined in the Merger Agreement);

                 NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 1. Representations and Warranties of the Stockholder and General Partner. The Stockholder and General Partner hereby represent and warrant to Parent as follows:

                          (a) Authority. The Stockholder is a limited partnership duly formed and is in good standing and existing under the laws of the State of Delaware. The General Partner is a corporation duly formed and is in good standing and existing under the laws of the state of Texas. Each of the Stockholder and General Partner has full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of the Stockholder and General Partner and constitutes a legal, valid and binding obligation of each of the Stockholder and General Partner enforceable against the Stockholder and General Partner in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

                          (b) Non-Contravention. The execution and delivery of this Agreement by each of the Stockholder and General Partner do not, and the performance by each of the Stockholder and General Partner of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in any violation of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any assets or properties of the Stockholder under, any of the terms, conditions or provisions of (i) the certificate of limited partnership and agreement of limited partnership of each of the Stockholder and General Partner, or (ii) subject to taking the action described in paragraph (c) of this Section, (x) any statute, law, rule, regulation or ordinance, or any judgment, decree, order, writ, permit or license, of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any domestic, state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to each of the Stockholder and General Partner or any of its respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which each of the Stockholder and General Partner is a party or by which either the Stockholder or General Partner or any of its respective assets or properties is bound.

                          (c) Approvals and Consents. Except for filings pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the filing of this Agreement with the Federal Communications Commission (the "FCC") pursuant to
                 Section 73.3613 of the FCC rules and regulations, no consent, approval or action of, filing with or notice to any Governmental or





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
                 Regulatory Authority is necessary or required for the execution and delivery of this Agreement by the Stockholder or General Partner, the performance by the Stockholder or General Partner of its respective obligations hereunder or the consummation of the transactions contemplated hereby.

                          (d) Subject Shares. The Stockholder has good and marketable title to the Subject Shares, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understanding or arrangements or any other encumbrances whatsoever; other than restrictions on transfer imposed by the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
                 The Stockholder has the sole voting power and sole power to issue instructions with respect to the matters set forth in
                 Section 3.

                 2. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Stockholder and General Partner as follows:

                          (a) Authority. The Parent is a corporation duly formed and is in good standing and existing under the laws of the State of Delaware. The Parent has full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Parent and constitutes a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

                 3. Covenants of the Stockholder and General Partner. Subject to Section 4, the Stockholder and General Partner hereby covenant and agree with Parent as follows:

                          (a)     Vote for Merger.  At any meeting of
                 stockholders of the Company called to vote upon the amendment to the Company's Certificate of Incorporation set forth in the Merger Agreement, the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to such amendment to the Company's Certificate of Incorporation, the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares, and any other voting securities of the Company, owned by Stockholder whether issued heretofore or hereafter, that the Stockholder owns or has the right to vote, in favor of such amendment to the Company's Certificate of Incorporation, the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to adversely affect the Stockholder.





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
                          (b) Vote Against Acquisition Proposals. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares, and any other voting securities of the Company, owned by Stockholder whether issued heretofore or hereafter, that the Stockholder owns or has the right to vote, except as otherwise agreed in writing in advance by the Parent, against
                 (i) any proposal or offer with respect to any direct or indirect (A) acquisition or purchase of fifteen percent (15%) or more of any Company common stock outstanding, (B) acquisition or purchase of any equity securities of any Material Subsidiary (as defined below), (C) acquisition or purchase of all or any significant portion of the assets of the Company or any Material Subsidiary, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), (ii) any change in the majority of the persons who constitute the Board of Directors of the Company or (iii) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which change, amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the amendment of the Company's Certificate of Incorporation set forth in the Merger Agreement, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or which could result in any of the conditions to the Parent's obligations under the Merger Agreement not being fulfilled. For purposes of this Agreement, "Material Subsidiary" means any direct or indirect "Significant Subsidiary" of the Company as that term is defined in Rule 405 of the rules and regulations promulgated under the Securities Act of 1933, as amended, or any Subsidiary (as defined below) of the Company that either owns or operates a television broadcast station or a license, permit or other authorization required by the Federal Communications Commission in connection with the operation of its business. In addition, "Subsidiary" means any corporation or other organization whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interest in, or voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by the Company.

                          (c) Transfers. Except as provided in Section 3(f), the Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than pursuant to the amendment of the Company's Certificate of Incorporation set forth in the Merger Agreement, the Merger and the Merger Agreement or (ii) enter into any voting arrangement, whether by proxy, voting arrangement, voting agreement or otherwise with respect to the Subject Shares.





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
                          (d) Each certificate evidencing the Subject Shares shall bear a legend as follows:

                          THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING CONTAINED IN A VOTING AGREEMENT DATED AS OF MARCH 26, 1997, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

                          (e) No Solicitations. Neither the Stockholder, the General Partner nor any of their respective officers, directors, employees, agents, counsel, accountants, financial advisors, investment bankers, consultants and other representatives (collectively, "Representatives"), directly or indirectly, shall initiate, solicit, encourage, accept or take any other action knowingly to facilitate, any inquiries or the making of, or participate in any discussions or negotiations regarding, any Acquisition Proposal. In the event that the Stockholder, the General Partner or any of their respective Representatives receives from any person an Acquisition Proposal, the Stockholder shall promptly advise, orally and in writing, such Person of the terms of this Section 3(e), and shall promptly advise Parent of such Acquisition Proposal and shall thereafter keep Parent reasonably and promptly informed of all material facts and circumstances relating to said Acquisition Proposal and the Stockholder's actions relating thereto.

                 (f)      Permitted Transfers.     Notwithstanding anything
                 contained in this Agreement to the contrary, the Stockholder may distribute the Subject Shares to Permitted Transferees (as such term is defined in the Company's Amended and Restated Certificate of Incorporation) following the Company Stockholder Approval; provided, however, that (i) as a result of such transfer there shall remain outstanding at least one Subject Share, which shall continue to represent a share of Series B Common Stock and be held by a Permitted Transferee
                 (ii) such shares may not be further transferred by such Permitted Transferee(s) and any certificates issued to such Permitted Transferee(s) shall contain a legend referencing this Agreement as set forth in Section 3(d) and (iii) as a condition to such transfer, the Stockholder shall cause each such Permitted Transferee to execute and deliver to the Parent a Joinder Agreement in the form attached hereto as Exhibit A, pursuant to which each such Transferee shall agree to be bound by all the provisions hereof other than Section 3(a), Section 3(b) and clause (ii) of Section 3(c).

                 4. Termination. The covenants and agreements of the Stockholder and General Partner contained in Section 3 shall terminate upon the earliest of (i) the Effective Time (as defined in the Merger Agreement), or
(ii) the termination of the Merger Agreement in accordance with its terms.





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
                 5.       General Provisions.

                          (a) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                          (b) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                          (c) Notice. All notices and requests and other communications hereunder must be in writing and will be deemed to have been given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                               (i)         if to Parent, to:

                                                   The Hearst Corporation
                                                   959 Eighth Avenue
                                                   New York, New York  10019
                                                   Telephone:  (212) 649-2103
                                                   Facsimile:  (212) 246-3630
                                                   Attention:  Victor F.
                                                               Ganzi, Esq.

                                        with a copy to:

                                                   Rogers & Wells
                                                   200 Park Avenue
                                                   New York, New York  10166
                                                   Telephone:  (212) 878-8000
                                                   Facsimile:  (212) 878-8375
                                                   Attention:  Steven A.
                                                               Hobbs, Esq.

                               (ii)         if to the Stockholder or the
                                            General Partner, to

                                                   Argyle Television Investors,
                                                   L.P.
                                                   200 Concord Plaza, Suite 700
                                                   San Antonio, Texas  78216
                                                   Telephone:  (210) 828-1700
                                                   Facsimile:  (210) 828-7300
                                                   Attention:  Bob Marbut





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
                                        with a copy to:

                                                   Locke Purnell Rain Harrell
                                                   2200 Ross Avenue, Suite 2200
                                                   Dallas, Texas  75201
                                                   Telephone:  (214) 740-8000
                                                   Facsimile:  (214) 740-8800
                                                   Attention:  Guy Kerr, Esq.

                 All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                          (d) Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                          (e) No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                          (f) No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                          (g) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                          (h) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this





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
                 Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                          (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                          (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                          (k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed performed in such State without giving effect to the conflicts of laws principles thereof.

                 6. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.
In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.





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
                 IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer or representative thereunto duly authorized as of the date first above written.



                                        THE HEARST CORPORATION

                                        By: /s/ Victor F. Ganzi
                                            -----------------------------------
                                            Name:  Victor F. Ganzi
                                            Title: Executive Vice President


                                        ARGYLE TELEVISION PARTNERS, L.P.

                                            By:  Argyle Communications, Inc.
                                                 the sole general partner

                                                 By: /s/ Dean H. Blythe
                                                     --------------------------
                                                     Name:  Dean H. Blythe
                                                     Title: Vice President


                                        ARGYLE COMMUNICATIONS, INC.

                                        By: /s/ Dean H. Blythe
                                            -----------------------------------
                                            Name:  Dean H. Blythe
                                            Title: Vice President

                                                                       EXHIBIT A



                               JOINDER AGREEMENT

                 This JOINDER AGREEMENT dated as of o , 1997 is made and entered into by [NAME], a [DELAWARE LIMITED PARTNERSHIP/DELAWARE
CORPORATION/OTHER] (the "Transferee") in favor of The Hearst Corporation, a Delaware corporation ("Parent").

                 WHEREAS, Parent, Argyle Television Partners, L.P. ("ATP") and Argyle Communications, Inc. have heretofore entered into a Voting Agreement dated as of March 26, 1997 (the "Voting Agreement");

                 WHEREAS, pursuant to Section 3(f) of the Voting Agreement, ATP has undertaken to cause the Transferee to become a party to certain provisions of the Voting Agreement; and

                 WHEREAS, the execution and delivery of this Agreement is a condition precedent to the distribution of the Series B Common Stock pursuant to the Liquidation Plan (as defined in the Voting Agreement).

                 NOW, THEREFORE, in consideration of these premises, the Partner hereby agrees as follows for the benefit of Parent:

                 1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Voting Agreement.

                 2. Joinder in the Voting Agreement. The Transferee hereby joins the Voting Agreement and accepts and agrees to be bound by all of the terms and conditions thereof as though the Transferee was the Stockholder named therein other than Sections 3(a), Section 3(b) and clause (ii) of Section 3(c) thereof.

                 3. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                 4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed performed in such State without giving effect to the conflicts of laws principles thereof.

                 IN WITNESS WHEREOF, the Transferee has executed this Agreement as of the date first above written.



                                        [NAME]


                                        By:_____________________________________
                                           Name:
                                           Title: